FORM 8-A

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



                            PENN-AMERICA GROUP, INC.
             (Exact name of registrant as specified in its charter)

           Pennsylvania                                      23-2180139
(State of incorporation or organization)                  (I.R.S. Employer
                                                           Identification No.)

  420 S. York Road, Hatboro, Pennsylvania                      19040
(Address of principal executive offices)                    (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

         Title of each class                     name of each exchange on which
         to be so registered                     each class is to be registered
    ---------------------------                  ------------------------------

Common Stock $.01 Par Value                            New York Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:

                                      None



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Item 1.  Description of Registrant's Securities to be Registered

                  The title of the stock to be registered is Common Stock $.01 par value per share (the "Common Stock"), of Penn-America Group, Inc., a Pennsylvania corporation (the "Registrant"). A description of the securities registered hereby is included in the "Description of Capital Stock" section of the Final Prospectus filed pursuant to Section 424(b) of the Securities Act filed as part of the Registrant's Registration Statement on Form S-1, Commission File No. 333-28989 which shall be deemed to be incorporated herein by reference.



Item 2.  Exhibits

                  The securities described herein are to be registered with the New York Stock Exchange, on which no other securities of the Registrant are registered. Pursuant to Part II of the Instructions as to Exhibits on Form 8-A, the following exhibits have been filed with each copy of this Registration Statement being filed with the New York Stock Exchange:

                  1. Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 filed with the Commission on March 27, 1998.

                  2. Registrant's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1998 filed with the Commission on May 13, 1998.

                  3.       Registrant's    definitive  Proxy  Statement  filed
                           April 21, 1998

                  4.1      Articles of Incorporation of the Registrant.

                  4.2      Bylaws of the Registrant.

                  5.       Copy of specimen of the Registrant's Common Stock.

                  6.       Registrant's 1997 Annual Report to Shareholders.


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                                   SIGNATURES



                  Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.



                                                 PENN-AMERICA GROUP, INC.



Dated:  July __ 1998                             By: /s/   Jon S. Saltzman
--------------------                             -----------------------------
                                                 Jon S. Saltzman
                                                 President and
                                                 Chief Executive Officer



                                                 By: /s/   Rosemary R. Ferrero
                                                 -----------------------------
                                                 Rosemary R. Ferrero
                                                 Principal Finance and
                                                 Accounting Officer


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                          DESCRIPTION OF CAPITAL STOCK

         As of June 12, 1997, the authorized capital stock of the Company increased from 10,000,000 to 20,000,000 shares of Common Stock. The Company has authorized 2,000,000 shares of Preferred Stock, as described below. No shares of Preferred Stock are outstanding.

Common Stock

         Holders of Common Stock are entitled to one vote for each share held on all matters submitted to vote of stockholders and do not have cumulative voting rights. Accordingly, a holder of a majority of the outstanding shares of Common Stock entitled to vote in any election of Directors may elect all the Directors standing for election. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor. Upon the liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to receive ratably the net assets of the Company available for distribution after the payment of all debts and other liabilities of the Company, subject to prior and superior rights of the Preferred Stock. Holder of Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock are, and the shares offered hereby when issued and paid for will be, fully paid and nonassessable.

Preferred Stock

         No shares of Preferred Stock have been issued and the Company does not presently contemplate the issuance of such shares. The Board of Directors is empowered by the Company's Articles of Incorporation to designate and issue from time to time one or more classes or series of Preferred Stock without any action of the stockholders. The Board of Directors may fix and determine the relative rights, preferences and limitations of each class or series so authorized.

         The issuance of, or the ability to issue, the Preferred Stock could adversely affect the voting power and other rights of the holders of the Common Stock or could have the effect of decreasing the market price of the Common Stock or of discouraging or making difficult any attempt by a person or group to obtain control of the Company, including any attempt involving a bid for the Common Stock at a premium over the then market price.

Certain Corporate Anti-Takeover Provisions

         The Company's Articles of Incorporation and Bylaws contain a number of provisions relating to corporate governance and the rights of stockholders. Certain of these provisions may be deemed to have a potential "anti-takeover" effect in that such provisions may delay, defer or prevent a change of control of the Company. These provisions include (i) the authority of the Board of Directors to issue series of Preferred Stock with such voting rights and other powers as the Board of Directors may determine and (ii) notice requirements in the Bylaws relating to nominations to the Board of Directors and to the raising of business matters at stockholders' meetings. For nominations or other business to be properly brought before an annual meeting of stockholders by a stockholder, the Company's Bylaws require such stockholder to deliver a notice to the Secretary, absent specified circumstances, not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting.

         In addition, the Pennsylvania Business Corporation Law of 1988, as amended (the "BCL"), provides that directors may, in discharging their duties, consider the interest of a number of different constituencies, including stockholders, employees, suppliers, customers, creditors and the community in which the Company is located. Directors are not required to consider the interest of the stockholders to a greater degree than other constituencies' interest. The BCL expressly provides that directors do not violate their fiduciary duties solely by relying on poison pills or the anti-takeover provisions of the BCL.

         The BCL also contains several other anti-takeover provisions identified below that will not be applicable to the Company because the BCL allows corporations to elect, and the Company has elected, not to be subject to these anti-takeover provisions. They are (i) the "controlled transactions" provisions, which permit stockholders in certain change of control transactions to demand payment from a new 20% stockholder of the fair market value of the demanding stockholders' shares, (ii) the "business combination" provisions, which prohibit, subject to certain exceptions, a business combination with a stockholder or group of stockholders beneficially owning more than 20% of the voting power of a public corporation, for a 5-year period following the date on which the holder obtains the 20% ownership, (iii) the "control shares" provision, which limits the voting power of stockholders acquiring more than 20%, 33% and/or 50% of a corporation's voting securities, and (iv) the "disgorgement" provision, which permits a corporation to recover profits resulting from a sale of shares by a stockholder, under certain circumstances, after the stockholder has acquired or expressed and intent to acquire at least 20% of the corporation's voting shares. The Company, by making the above election, has opted not to take advantage of certain provisions which are intended to limit the possibility of a takeover of the Company.

Transfer Agent and Registrar

    The transfer agent and registrar for the Company's Common Stock is First Union National Bank


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                                  Exhibit index



                   Exhibit                                             Page

     5.       Copy of specimen of the Registrant's Common Stock          7



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